Exhibit F

FORM OF

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

WESTERN COPPER AND GOLD CORPORATION

AND

RIO TINTO CANADA INC.

DATED DECEMBER [12], 2023

Section 9.12	Time of Essence	39

Section 9.13	Governing Law	39

Section 9.14	Further Assurances	39

Section 9.15	Independent Legal Advice	39

Section 9.16	Entire Agreement	40

Section 9.17	Successors and Assigns	40

Section 9.18	Counterparts	40

Section 9.19	Severability	40

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of December [12], 2023, between:

WESTERN COPPER AND GOLD CORPORATION, a corporation incorporated under the laws of the Province of British Columbia, Canada (the “Corporation”)

- and -

RIO TINTO CANADA INC., a corporation incorporated under the laws of Canada (the “Investor”)

WHEREAS, in connection with its initial investment in the Corporation, the Investor and the Corporation entered into an investor rights agreement dated May 28, 2021, as amended by letter agreements as of November 23, 2022 and May 9, 2023 (the “Original IRA”);

AND WHEREAS, in connection with a further investment in the Corporation, the Investor and the Corporation entered into a subscription agreement dated November 27, 2023 pursuant to which the Investor will acquire additional common shares (the “Common Shares”) in the capital of the Corporation (the “Subsequent Subscription”);

AND WHEREAS in consideration of the Investor’s agreement to complete the Subsequent Subscription, the Corporation has agreed to extend certain rights set out herein to the Investor, on the terms and subject to the conditions set out herein, amending and restating the Original IRA;

NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is irrevocably acknowledged, it is agreed by and between the Parties hereto as set forth below.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Act” means the Business Corporations Act (British Columbia);

“affiliate” has the meaning given to it in NI 45-106, subject to the terms “person” and “issuer” in NI 45-106 being ascribed the same meaning as the term “Person” in this Agreement, and in the case of the Investor, “affiliate” shall include any member of the Rio Tinto Group;

“Agreement” has the meaning ascribed thereto in the preamble;

“Arbitration” has the meaning ascribed thereto in Section 7.1;

“Base Shelf Prospectus” has the meaning ascribed thereto in NI 44-102;

“Board” means the board of directors of the Corporation;

“Bought Deal” means a sale of securities of the Corporation to underwriters for reoffering to the public as described in the definition of “bought deal agreement” in Section 7.1 of NI 44-101;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in Vancouver, British Columbia, Canada;

“Buyer Identification Period” has the meaning ascribed thereto in Section 5.1(1);

“Canadian Securities Authorities” means the “Canadian securities regulatory authorities” as defined in National Instrument 14-101 – Definitions, and any of their successors;

“Common Shares” means the common shares in the capital of the Corporation;

“Confidential Information” has the meaning ascribed thereto in Section 9.5(1);

“Convertible Securities” means securities directly or indirectly convertible into, exchangeable for or exercisable to acquire Common Shares or other voting or participating securities of the Corporation;

“Corporation” has the meaning ascribed thereto in the preamble;

“Corporation Indemnified Party” has the meaning ascribed thereto in Section 3.9(2);

“Demand Registration” has the meaning ascribed thereto in Section 3.1(1);

“Demand Registration Request” has the meaning ascribed thereto in Section 3.1(1);

“Dilutive Issuance” has the meaning ascribed thereto in Section 4.4(1)(a);

“Director Election Meeting” means any meeting of shareholders of the Corporation at which Directors are to be elected to the Board;

“Directors” means the persons who are elected or appointed as directors of the Corporation, and “Director” means any one of them;

“Exchanges” means, collectively, the Toronto Stock Exchange and the NYSE American;

“Exercise Notice” has the meaning ascribed thereto in Section 4.4(3);

“Expiry Date” means the earlier of: (a) the Investor’s Ownership Percentage falling below 5.0%; and (b) the date that is 18 months following the Subscription Closing Date, provided, however, that the Corporation and the Investor may mutually agree to extend the 18 month period referred to in (b) by such additional period of time as may be agreed in writing between the Corporation and the Investor;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Indemnified Parties” has the meaning ascribed thereto in Section 3.10;

“Indemnifying Party” has the meaning ascribed thereto in Section 3.10;

“Independent Director” means an independent Director, as determined by the Corporate Governance and Nominating Committee of the Board in accordance with the applicable Securities Laws and rules of the Exchanges or any stock exchange(s) on which the Common Shares are then listed;

“Insider Trading Policy” has the meaning ascribed thereto in Section 2.1(4);

“Investor” has the meaning ascribed thereto in the preamble;

“Investor Expenses” has the meaning ascribed thereto in Section 3.6(2);

“Investor Indemnified Party” has the meaning ascribed thereto in Section 3.9(2);

“Investor Nominee” means a Director that was designated by the Investor for election as a nominee or appointed pursuant to Section 2.2(1);

“Investor Observer” has the meaning ascribed thereto in Section 2.1;

“Investor’s Ownership Percentage” means, at any time, the Investor’s percentage ownership interest in the equity capital of the Corporation, which shall be calculated by dividing (y) the number of Common Shares beneficially owned and controlled, directly or indirectly, by the Investor, by (z) the total number of Common Shares issued and outstanding at such time; provided that in the case of both (y) and (z), the number of Common Shares used in the calculation shall not assume the exercise and/or conversion of any Convertible Securities (regardless of the exercise or conversion price);

“Laws” means applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (iii) policies, practices and guidelines of, or contracts with, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used;

“Market Price” means the “market price” of the Common Shares calculated in accordance with the rules of the Toronto Stock Exchange or, if the Common Shares are not traded on the Toronto Stock Exchange at the relevant time, the closing price of the Common Shares on the trading day immediately prior to the date of public announcement of the event, as applicable, on such other exchange or marketplace as such Common Shares are then traded (or at the “market price” otherwise determined pursuant to the rules of such other exchange or marketplace, if different);

“Maximum Offering Size” has the meaning ascribed thereto in Section 3.4(1);

“New Securities” has the meaning ascribed thereto in Section 4.1(1);

“NI 44-101” means National Instrument 44-101—Short Form Prospectus Distributions;

“NI 44-102” means National Instrument 44-102—Shelf Distributions;

“NI 45-106” means National Instrument 45-106—Prospectus Exemptions;

“Offered Securities” has the meaning ascribed thereto in Section 4.1(1);

“Party” or “Parties” means one or more of the parties to this Agreement;

“Person” includes a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated organization, an association, a union, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

“Piggyback Registration” has the meaning ascribed thereto in Section 3.2(1);

“Piggyback Registration Request” has the meaning ascribed thereto in Section 3.2(1);

“Project” means the Corporation’s Casino project located in Yukon Territory, Canada;

“Proposal” has the meaning ascribed thereto in Section 5.2(2);

“Registration” means the qualification of securities for distribution under Securities Laws (or any of them) by way of a prospectus prepared in accordance with the applicable Securities Laws;

“Rio Tinto Group” means, collectively, the Investor, Rio Tinto plc and its subsidiaries and Rio Tinto Limited and its subsidiaries;

“Sale Notice” has the meaning ascribed thereto in Section 5.1(1);

“Sale Shares” has the meaning ascribed thereto in Section 5.1(1);

“Secondment Program” has the meaning ascribed thereto in Section 2.6(1);

“Securities Laws” means the securities laws, regulations and rules of each of the provinces and territories of Canada, the forms and disclosure requirements made or promulgated under those laws, regulations or rules, the published policy statements, rules, orders and companion policies of or administered by the Canadian Securities Authorities, and applicable published discretionary rulings, blanket orders or orders issued by the Canadian Securities Authorities pursuant to such laws, regulations, rules and policy statements, all as amended and in effect from time to time;

“Shelf Prospectus Supplement” has the meaning given to it in NI 44-102;

“Short Form Prospectus” means a prospectus in the form of Form 44-101F1 under NI 44-101;

“Study” means the proposed study program for the Project, substantially in the form attached as Schedule “C” in that certain subscription agreement between the Parties in respect of the Subsequent Subscription;

“Subscription Closing Date” means the closing date of the Subsequent Subscription;

“Subsequent Subscription” has the meaning ascribed thereto in the preamble;

“subsidiary” has the meaning given to it in NI 45-106;

“Technical Committee” has the meaning ascribed thereto in Section 2.5(1);

“Technical Committee Nominee” has the meaning ascribed thereto in Section 2.5(2);

“Third Party” means any Person other than the Investor, any affiliate of the Investor or any person acting jointly or in concert with any of them;

“Top-up Notice” has the meaning ascribed thereto in Section 4.4(2);

“Top-up Offering” has the meaning ascribed thereto in Section 4.4(4);

“Top-up Right” has the meaning ascribed thereto in Section 4.4(1)(a);

“Top-up Shares” has the meaning ascribed thereto in Section 4.4(1)(a);

“Top-up Threshold” has the meaning ascribed thereto in Section 4.4(1)(b);

“Transfer” means, with respect to any Common Shares, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, and “Transferred” shall have a correlative meaning; and

“Valid Business Reason” has the meaning ascribed thereto in Section 3.1(7).

Section 1.2 Gender, Number and Derivatives.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa, as the context requires. If a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

Section 1.3 Headings, etc.

The provision of a table of contents, the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not and do not affect the interpretation of this Agreement.

Section 1.4 Currency.

All references in this Agreement to dollars or to “$” are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5 Rules of Construction.

The Parties to this Agreement waive the application of any law or rules of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document. In construing this Agreement, the rule known as the ejusdem generis rule shall not apply nor shall any similar rule or approach apply to the construction of this Agreement and, accordingly, general words introduced or followed by the word “other” or “including” or “in particular” shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

Section 1.6 Certain Phrases, etc.

In this Agreement, (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expressions “Article” or “Section” or other subdivisions followed by a number mean and refer to the specified Article, Section or other subdivision of the Agreement and the expressions “hereof”, “herein”, “hereinafter”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement. All references to specific Articles, Sections, or other subdivisions of this Agreement followed by a number are references to the whole of the Article, Section or other subdivision of this Agreement, as applicable, bearing that number, including all subsidiary provisions containing that same number as a prefix.

Section 1.7 Schedules.

The Schedules to this Agreement are an integral part of this Agreement and a reference to this Agreement includes a reference to the Schedules.

Section 1.8 Parties and Persons.

References in this Agreement to any Party or other Person shall include, where the context permits, references to the estate of that Party or Person or that Party or Person’s respective successors resulting from any amalgamation, merger, arrangement or other reorganization of such Party or other Person.

Section 1.9 Statutory and Contractual References.

Except as otherwise provided in this Agreement:

(a)

any reference in this Agreement to a statute shall include and shall be deemed to be a reference to, such statute and to the regulations, policies and rules made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, regulation, policy or rule that may be passed that has the effect of supplementing or superseding the statute so referred to or the regulations, policies or rules made pursuant thereto; and

(b)	any reference in this Agreement to an agreement refers to such agreement as amended, restated, supplemented or replaced from time to time.

Section 1.10 Business Days.

Any reference to a number of days shall refer to calendar days unless Business Days are specified.

Section 1.11 Time of Day and Date.

Any references to time of day or date means the local time or date in Vancouver, British Columbia, Canada unless otherwise specified.

Section 1.12 Time Periods.

Unless otherwise specified, time periods within or following which any act is to be done shall be calculated by excluding the day on which the action is taken and including the day on which the period ends and by extending the period to the Business Day immediately following if the last day of the period is not a Business Day.

Section 1.13 Time By Which Obligations Must Be Performed.

Where this Agreement states that an obligation shall be performed “no later than” or “within” or “by” a prescribed number of days before a stipulated date or event or “by” a date which is a prescribed number of days before a stipulated date or event, the latest performance shall be 5:00 p.m. on the last day for performance of the obligation concerned, or if that day is not a Business Day, 5:00 p.m. on the next Business Day. Where this Agreement states that an obligation shall be performed “on” a stipulated date, the latest time for performance shall be 5:00 p.m. on that day, or, if that day is not a Business Day, 5:00 p.m. on the next Business Day.

Section 1.14 Conflicts.

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any document delivered pursuant to this Agreement, the provision of the body of this Agreement shall prevail.

ARTICLE 2

GOVERNANCE

Section 2.1 Investor Board Observer.

(1)

Following the Subscription Closing Date, the Investor shall have the right (but not the obligation) to designate one (1) individual to act as a non-voting observer (the “Investor Observer”) to attend all meetings of the Board, such right exercisable at the sole discretion of the Investor by delivery of notice in writing to the Corporation given in accordance with Section 9.2.

(2)

Subject to the following sentence, the Investor Observer shall be entitled to: (a) receive notice of and to attend all meetings of the Board; (b) to the extent permitted by the Chair of the Board, acting reasonably, take part in discussions of matters brought before the Board; (c) receive all notices, consents, minutes, documents and other information and materials that are sent to members of the Board; and (d) receive copies of all written resolutions proposed to be adopted by the Board, including any resolution as approved, each at substantially the same time and in substantially the same manner as the Directors. Notwithstanding the foregoing sentence, the Investor Observer shall not be entitled to: (i) vote on any matters brought before the Board; and (ii) attend (x) meetings or portions of meetings of the Board comprised exclusively of Independent Directors; (y) meetings of any committee of the Board; or (z) meetings of the Board where the Chair of the Board believes, in his or her sole discretion, acting reasonably, that there could be a potential conflict as a matter of applicable corporate law as a result of a topic of discussion in the Board meeting relating to the Investor Observer or any member of the Rio Tinto Group.

(3)

All Board meetings shall be duly constituted notwithstanding the absence of the Investor Observer. No Board meeting shall be subject to delay and the Corporation shall not be in breach of its obligations hereunder provided that the Corporation has made reasonable efforts to provide notice of a Board meeting, as applicable, to the Investor Observer on the same terms as provided to the Directors, unless the Corporation determines, in its sole discretion, that it is not practicable to provide such notice to the Investor Observer.

(4)

The Investor will cause the Investor Observer to enter into a confidentiality agreement with the Corporation in form and substance satisfactory to the Investor and the Corporation, each acting reasonably, and to agree to be bound by the Corporation’s policies, including without limitation the Corporation’s insider trading policy, last approved by the Board on November 26, 2020, as amended from time to time (the “Insider Trading Policy”).

(5)

The Corporation shall not be required to (i) pay any compensation to the Investor Observer, (ii) provide any indemnification or maintain coverage under any policies of directors’ and officers’ insurance, in favour of the Investor Observer, or (iii) reimburse any costs or expenses incurred by the Investor Observer in connection with his or her attendance at meetings of the Board or otherwise.

(6)

The Corporation hereby acknowledges that the Investor Observer will be acting solely as an observer of the Board on behalf of the Investor, and that in no event do the Parties intend that the Observer be responsible as a fiduciary to the Corporation, its management, shareholders or creditors or any other person.

(7)	The rights set forth in this Section 2.1 shall terminate upon the earlier of: (a) the Expiry Date; and (c) the Investor exercising the right to nominate an Investor Nominee pursuant to Section 2.2.

Section 2.2 Board Nomination Right.

(1)

If, at any time following the Subscription Closing Date, the Investor’s Ownership Percentage increases to 12.5% or more, the Investor shall have the right (but not the obligation) to designate one (1) nominee to serve as a Director (such nominee, an “Investor Nominee”).

(2)

Subject to Section 2.2(1), the Corporation covenants and agrees, upon 10 Business Days’ written notice by the Investor to the Corporation given in accordance with Section 9.2, to forthwith take all necessary steps, including increasing the size of the Board or causing the resignation of a Director, to cause the appointment of the Investor Nominee to serve on the Board until the next annual meeting of the Corporation’s shareholders, and in the event that it is necessary to seek shareholder approval for the election of the Investor Nominee, the Corporation shall put forth the Investor Nominee for election as a Director at the next Director Election Meeting, subject to the timeframes set out below. Notwithstanding the foregoing, if any Exchange objects to an Investor Nominee, such Investor Nominee will either not be appointed or elected to the Board or will resign as a Director. The Corporation shall advise the Investor of the date on which proxy solicitation materials are to be mailed for the purpose of any Director Election Meeting at least 25 Business Days prior to such mailing date and the Investor shall advise the Corporation of the identity of the Investor Nominee, and provide any required information for inclusion in its management information circular relating to the election of the Investor Nominee, at least 20 Business Days prior to the mailing date. If the Investor does not advise the Corporation of the identity of the Investor Nominee prior to any such deadline, then the Investor will be deemed to have nominated its incumbent Investor Nominee, if any.

(3)

Notwithstanding anything to the contrary in this Agreement, the Investor Nominee shall, in advance of appointment or election as a Director and at all times while serving on the Board, be approved by the corporate governance and nominating committee of the Board and otherwise meet the qualification requirements to serve as a Director under the Act, applicable Securities Laws and the rules of the Exchanges.

(4)	Subject to having the appropriate qualifications, the Investor Nominee shall be considered for appointment to each of the following committees of the Board:

(a)	the audit committee;

(b)	the compensation committee;

(c)	the corporate governance and nominating committee; and

(d)	any other committee of the Board formed from time to time to oversee technical decisions and health, safety, environment and community matters.

(5)

The rights set forth in this Section 2.2 shall terminate: (a) upon the Investor’s Ownership Percentage falling below 12.5% (for such purpose, the Investor shall immediately advise the Corporation in writing when the Investor’s Ownership Percentage falls below 12.5% as calculated in accordance with Section 9.3), in which case and at such time, the Corporation shall be entitled, in its sole discretion, to require the resignation of the Investor

Nominee; or (b) if the Investor’s Ownership Percentage does not increase to 12.5% or more before the date that is 18 months following the Subscription Closing Date, upon such date; provided, however, that the Corporation and the Investor may mutually agree to extend the 18 month period referred to in (b) above by such additional period of time as may be agreed in writing between the Corporation and the Investor.

Section 2.3 Management to Endorse and Vote.

(1)

The Corporation agrees that management of the Corporation shall, in respect of every Director Election Meeting, and at every reconvened meeting following an adjournment thereof or postponement thereof, recommend the Investor Nominee identified in the proxy materials for election to the Board in a manner no less rigorous or favourable than the manner in which the Corporation supports all of its other nominees, and shall vote the Common Shares and any other shares of the Corporation entitled to vote in the election of directors in respect of which management is granted a discretionary proxy in favour of the election of such Investor Nominee to the Board at every such meeting, and the Corporation shall use its commercially reasonable efforts to cause management to vote their Common Shares and any other shares of the Corporation entitled to vote in the election of directors in favour of the election of such Investor Nominee to the Board at every such meeting.

(2)

If the Investor Nominee resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a Director, then the Investor shall be entitled to designate a replacement to be appointed by the Board as a Director, except if the Investor would have otherwise ceased to be entitled to designate such Investor Nominee pursuant to the terms hereof, and the Corporation agrees to appoint, subject to the Act, applicable Securities Laws and the rules of the Exchanges, within 10 Business Days of receiving written notice from the Investor of its new Investor Nominee, such individual to the Board to serve as the Investor Nominee until the next Director Election Meeting.

(3)	The provisions of this Article 2 applicable to Director Election Meetings shall apply mutatis mutandis to any written consent resolutions of shareholders relating to the election of Directors.

Section 2.4 Director Compensation and Expenses.

(1)	No Investor Nominee who is an officer or employee of the Corporation shall be entitled to any compensation for his or her service as a Director or on any committee of the Board.

(2)

The Corporation shall compensate the Investor Nominee that is not an Investor Nominee specified in Section 2.4(1) on the same terms and conditions as an Independent Director, that is not an Investor Nominee, in the ordinary course.

(3)

The Corporation shall reimburse the Investor Nominee for all reasonable out-of-pocket expenses incurred in connection with the attendance at meetings of the Board and any committees thereof on the same terms and conditions as an Independent Director, that is not an Investor Nominee, in the ordinary course.

(4)	The Investor Nominee shall be entitled to the benefit of customary director liability insurance applicable to all Directors.

(5)	The Investor Nominee shall be entitled to customary director indemnities as permitted by the Act applicable to all Directors.

Section 2.5 Technical Committee.

(1)

As of April 14, 2023, the Corporation formed a technical and sustainability committee (the “Technical Committee”) and the Investor shall have the right (but not the obligation) to appoint one member of the Technical Committee to review and recommend all material technical decisions to be made in respect of the Project, including without limitation the Study and the use of proceeds from the Subsequent Subscription in so far as they relate to funding the technical and related costs in respect of the Study. Any proposal relating to a technical program, the budget of the Technical Committee, technical data and conclusions and Technical Committee recommendations shall be presented to, and available for, the Board on a timely basis, on no less than five Business Days’ notice to accommodate Board review and approval, such approval not to be unreasonably withheld.

(2)

The Technical Committee shall be comprised of (a) one member appointed by the Investor (who as of the date hereof is Andrew Lye), (b) one member to be appointed by each other strategic investor having been granted similar rights to the Investor, and (c) such number of members that total one more than the aggregate members appointed by the Investor and other strategic investors to be appointed by the Corporation (each, a “Technical Committee Nominee”). The Technical Committee Nominees must be satisfactory to the Board, acting reasonably, and with reference solely to the scientific and/or technical capabilities of such Technical Committee Nominees (with any such determination of the Board as to the acceptability of a Technical Committee Nominee being based upon the same criteria that is applied generally to all other nominees). The Investor will cause its Technical Committee Nominee to enter into a confidentiality agreement with the Corporation in form and substance reasonably satisfactory to the Investor and the Corporation, each acting reasonably, and to agree to be bound by the Corporation’s policies, including without limitation the Insider Trading Policy.

(3)

The Technical Committee shall follow the terms of reference attached as Schedule “A” to this Agreement, as such terms of reference may be amended or otherwise modified by the mutual agreement of the Corporation and the Investor from time to time.

(4)

The Corporation hereby acknowledges that the Investor’s Technical Committee Nominee will be acting solely as a member of the Technical Committee on behalf of the Investor, and that in no event do the Parties intend that the Investor’s Technical Committee Nominee be responsible as a fiduciary to the Corporation, its management, shareholders or creditors or any other person.

(5)

The Investor shall have the right (but not the obligation) to appoint from time to time a non-voting observer to attend all meetings of any other technical committee of the Board or formed by agreement with another party.

(6)	The rights set forth in this Section 2.5 shall terminate on the Expiry Date.

Section 2.6 Secondment Program.

(1)

Promptly following the Subscription Closing Date, the Investor and the Corporation shall establish a secondment program for Rio Tinto Group employees, with a view to facilitating the exchange of people, ideas and best practices between the Rio Tinto Group and the Corporation (the “Secondment Program”).

(2)

Pursuant to the Secondment Program, the Investor, on behalf of the Rio Tinto Group, will have the right (but not the obligation) to second up to three (3) suitably qualified persons (or such greater number as may be agreed between the Investor and the Corporation from time to time) to the Corporation to perform technical and/or health, safety, environment and community (HSEC) roles.

(3)	The rights set forth in this Section 2.6 shall terminate on the Expiry Date.

ARTICLE 3

REGISTRATION RIGHTS

Section 3.1 Demand Registration.

(1)

Subject to the limitations of this Article 3, at any time after the Subscription Closing Date, the Investor shall have the one-time right to make a written request to the Corporation for Registration of all or a portion of the Common Shares held by the Investor. The written request to the Corporation for Registration of Common Shares shall hereinafter be referred to as a “Demand Registration Request” and any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration”.

(2)

Subject to Section 3.1(3), if the Investor makes a Demand Registration Request under this Section 3.1, it shall be entitled to choose the jurisdictions in Canada, in which the Demand Registration shall be effected.

(3)

Each Demand Registration Request shall be in writing and specify: (i) the aggregate number of Common Shares that the Investor intends to offer and sell under the Demand Registration; (ii) the intended method of disposition thereof (which may include the use of a Short Form Prospectus, including a Base Shelf Prospectus and Shelf Prospectus Supplement, if the Corporation then qualifies to use such procedures); (iii) whether the intended offer and sale of Common Shares shall be made by an underwritten offering; and (iv) the jurisdiction(s) in Canada in which the Registration is to be effected, which jurisdictions shall be acceptable to the Corporation, acting reasonably. The Investor shall also provide an undertaking to the Corporation to provide all such information regarding the Investor’s holdings of Common Shares and the proposed manner of distribution for the Common Shares which the Investor intends to offer and sell in connection with such Demand Registration or as may otherwise be reasonably required in order to permit the Corporation to comply with applicable Securities Laws. In the event that the Corporation has filed a Base Shelf Prospectus with any of the Canadian Securities Authorities, the Investor shall also be entitled, during the effectiveness of such Base Shelf Prospectus, as its one-time right, to request and require the Corporation to prepare and file a Shelf Prospectus Supplement to effect the sale of the Investor’s Common Shares qualified under such Base Shelf Prospectus.

(4)	Subject to Section 3.4(1), the Corporation shall be entitled to include Common Shares to be issued and sold by the Corporation in any Demand Registration.

(5)

The Investor shall have the right to select the investment banker(s) and manager(s) to administer the offering of the Common Shares which are the subject of a Demand Registration, subject to the Corporation’s approval, which shall not be unreasonably withheld; provided that if any Demand Registration also involves an underwritten or agency treasury offering of the Corporation, the Corporation and the Investor shall jointly select the investment banker(s) and manager(s) to administer the offering. In the case of an underwritten Demand Registration, the Investor and its representatives may participate in the negotiation of the terms of any underwriting agreement.

(6)

The Corporation shall not be obligated to take any action to effect any Demand Registration: (i) within one (1) year following the Subscription Closing Date; (ii) if within the preceding 90 days a Piggyback Registration was effected; or (iii) if it is expected to result in gross proceeds from the sale of Common Shares subject to the Demand Registration of less than $1.0 million.

(7)

In the event the Board reasonably determines in its good faith judgment (as evidenced by a resolution of the Board) that the filing of a prospectus (including, after the filing of a Base Shelf Prospectus, a Shelf Prospectus Supplement) in respect of a Demand Registration would require the disclosure of material non-public information relating to the Corporation that the Corporation has a bona fide business purpose for preserving as confidential and disclosure of which would have a material adverse effect on the business of the Corporation (a “Valid Business Reason”), then the Corporation’s obligation to effect a Demand Registration under this Article 3 will be deferred for a period of not more than 60 days from the date of receipt of the Demand Registration Request, provided that the Corporation may not defer its obligations under this Article 3 for a period of more than 120 days during any 12 month period, subject to the Insider Trading Policy and applicable Securities Laws. In each case, the Corporation shall provide prompt written notice to the Investor (including a copy of the above-mentioned resolution of the Board and copies of any other resolutions or determinations by the Board relating to such postponement) of its determination and the facts giving rise to the Valid Business Reason and an approximation of the anticipated period of time of such postponement. The Corporation shall provide prompt written notice to the Investor of the time at which it determines that the Valid Business Reason no longer exists.

(8)

A Demand Registration requested pursuant to this Section 3.1 shall not be deemed to have been effected if (i) a receipt is not obtained for a final prospectus (if applicable), (ii) the applicable proposed distribution is interfered with by any cease trade or stop order, injunction or other order or requirement of any Canadian Securities Authority, the Exchanges or other Governmental Entity, or (iii) the conditions to closing specified in the applicable underwriting or agency agreement entered into in connection with the applicable proposed distribution are not satisfied or waived by reason of the failure or refusal of the Corporation to satisfy or perform a condition to such closing (including if so specified by reason of the occurrence of a material adverse change).

Section 3.2 Piggyback Registration.

(1)

Subject to the limitations of this Article 3, at any time and from time to time following the Subscription Closing Date, if the Corporation proposes to qualify, distribute or register any securities of the Corporation under any of the Securities Laws in a form and manner which would permit qualification of Common Shares held by the Investor (a “Piggyback Registration”), the Corporation shall give prompt written notice to the Investor of its intention to do so and, subject to Section 3.4(2), shall include in such qualification or registration all Common Shares in respect of which the Corporation has received from the Investor a written request from the Investor for inclusion therein within five Business Days (two Business Days in the case of a Bought Deal to be undertaken by way of a Short Form Prospectus or Shelf Prospectus Supplement) after the receipt of the Corporation’s notice. The written request by the Investor for inclusion in the Piggyback Registration shall hereinafter be referred to as a “Piggyback Registration Request”.

(2)

The Corporation’s notice shall include the particulars of the proposed offering, if available, including the proposed jurisdictions in which such distribution is to be effected, the estimated number and type of securities of the Corporation proposed to be issued, the range of the estimated offering price per security, the proposed plan of distribution (including the use of a Short Form Prospectus or Shelf Prospectus Supplement) and the proposed terms of the underwriting or agency arrangements.

(3)

The Corporation shall have the right to select the investment banker(s) and manager(s) to administer the offering from treasury and of the Common Shares which are subject to the Piggyback Registration, subject to the approval of the Investor, which shall not be unreasonably withheld.

(4)

The Corporation shall also provide to the Investor any current draft preliminary prospectus or draft Shelf Prospectus Supplement as applicable, if available, and any current draft engagement letter in respect of a Bought Deal, underwriting agreement or agency agreement, if available, relating to the proposed offering.

Section 3.3 Registration Procedures.

Upon receipt of a Demand Registration Request or an Piggyback Registration Request in accordance with and subject to the provisions of this Article 3, the Corporation will use commercially reasonable efforts to effect the Registration of the Common Shares which are the subject of the Demand Registration Request or the Piggyback Registration Request (as may be reduced under Section 3.4) and pursuant thereto the Corporation will use its commercially reasonable efforts, the extent necessary by virtue of the Securities Laws of the jurisdictions in which the Registration is to be effected, to:

(a)

prepare and file (in any event within 30 days (60 days in the event the Corporation is not eligible to file a Short Form Prospectus) after a request for Registration has been delivered to the Corporation, or such shorter period required under Securities Laws with respect to the particular prospectus process) under the Securities Laws, in the English language and, if required, the French language, a preliminary prospectus or similar document in each jurisdiction in which the Registration is to be effected as consented to by the Corporation and such other related documents (including exhibits, financial statements, and ancillary materials, where applicable) as may be necessary or appropriate relating to the proposed distribution;

(b)

furnish to the Investor copies of the preliminary prospectus, prospectus, or any amendments or supplements thereto, including exhibits, financial statements and ancillary materials, if applicable, and provide the Investor and the lead underwriter(s) or agent(s) if any (and their respective counsel) with a reasonable opportunity to participate in the preparation of such documents in accordance with Section 3.8;

(c)

notify the Investor and the lead underwriter(s) or agent(s), if any, and (if requested) confirm such advice in writing as soon as practicable after notice thereof is received by the Corporation (A) when the preliminary prospectus and prospectus, and any amendment thereto, has been filed or been receipted (as applicable); (B) of any request by the Canadian Securities Authorities for amendments to the preliminary prospectus or prospectus or for additional information; (C) of the issuance by the Canadian Securities Authorities of any stop trade or cease trade order relating to the prospectus or any order preventing or suspending the use of any preliminary prospectus or prospectus or the initiation or threatening of any proceedings for such purposes; and (D) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)

as soon as possible after any comments of the relevant Canadian Securities Authorities have been satisfied with respect thereto, prepare and file under the Securities Laws a prospectus in the English language and, if required, the French language, and receive a receipt therefor;

(e)

take all other steps and proceedings that may be necessary in order to qualify the applicable Common Shares for distribution under applicable Securities Laws by registrants who comply with the relevant provisions of such Securities Laws;

(f)

prepare and file with the relevant Canadian Securities Authorities such amendments and supplements to such preliminary prospectus and prospectus as may be necessary to comply with the provisions of Securities Laws with respect to the distribution of all Common Shares and other securities covered thereby, and take such reasonable steps to maintain the qualification of such prospectus until the earlier of the completion of the distribution or 30 days following issuance of the receipt for the final prospectus;

(g)

furnish to the Investor and underwriters, if any, without charge, as many commercial copies of the preliminary prospectus, prospectus and any amendment and supplement thereto, including financial statements and schedules and all documents incorporated therein by reference, as such Persons may reasonably request, and such other documents as the Investor may reasonably request, in order to facilitate the distribution of the Common Shares;

(h)	furnish to the Investor:

(i)

opinions of counsel for the Corporation in the preliminary prospectus, final prospectus or Shelf Prospectus Supplement, as applicable, in forms that are customary at such times for distributions of securities similar to the distribution of the Common Shares to be offered and sold;

(ii)

opinions of counsel for the Corporation addressed to the underwriter(s) or agent(s) on the closing date for the distribution of such securities, in forms that are customary at such times for distributions of securities similar to the distribution of the Common Shares to be offered and sold;

(iii)

a “comfort” letter addressed to the Investor and the underwriters or agents dated the date of the final prospectus or Shelf Prospectus Supplement, as applicable, and a “bring-down comfort” letter on the closing date signed by the auditors of the Corporation and providing comfort in relation to financial information contained in the prospectus (or incorporated by reference therein), provided that the Investor shall have made such representations and provided such undertakings as the auditor may reasonably require;

(iv)

if the prospectus is filed in Québec, opinions of Québec counsel for the Corporation and the auditors of the Corporation addressed to the Investor and the underwriters or agents relating to the translation of the preliminary prospectus, the prospectus and the respective documents incorporated by reference therein, such opinion being dated the dates of the preliminary prospectus, the final prospectus and/or Shelf Prospectus Supplement, as applicable, and closing; and

(v)

such corporate certificates, satisfactory to the Investor acting reasonably, as are customary at such times for distributions of securities similar to the distribution of the Common Shares to be offered and sold;

and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Investor may reasonably request;

(i)

during the period after the filing of a preliminary prospectus (or Shelf Prospectus Supplement) and before the completion of the distribution, immediately notify the Investor and the lead underwriter(s) or agent(s), if any, of the happening of any event as a result of which the preliminary prospectus or the prospectus, as then in effect, would include an untrue statement of material fact or would omit any fact that is required to be stated or that is necessary to make any statement therein not misleading, or would fail to constitute full, true and plain disclosure of all material facts regarding the Common Shares when such preliminary prospectus or prospectus was delivered, and as promptly as practicable, prepare and file with the Canadian Securities Authorities, and furnish to the Investor and the lead underwriter(s) or agent(s), if any, a supplement or amendment to such preliminary prospectus or prospectus which would correct such information. The Corporation shall furnish to the Investor and the lead underwriter(s) or agent(s), if any, a reasonable number of commercial copies of any such supplement or amendment as may be necessary so that, as thereafter delivered to the purchasers of such Common Shares, the preliminary prospectus or prospectus shall not include an untrue statement of a material fact or omit to state any fact that is required to be stated or that is necessary to make any statement therein not misleading;

(j)	otherwise comply with all applicable policies, rules and regulations of the relevant Canadian Securities Authorities;

(k)

cause all of the Common Shares to be listed and posted for trading on each securities exchange on which any of the Corporation’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Corporation’s equity securities are then quoted;

(l)

enter into such customary agreements and underwriting or agency agreements containing such representations and warranties by the Corporation, indemnification provisions in favour of the agents or underwriters, indemnification and contribution provisions consistent with Section 3.9, Section 3.10 and Section 3.11, and such other terms and provisions as are customary in underwriting or agency agreements for such offerings (including, where applicable, secondary offerings);

(m)

in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or of any order suspending or preventing the use of any prospectus or suspending the qualification of any securities qualified by such prospectus for sale in any jurisdiction, the Corporation will notify the Investor and the lead underwriter(s) or agent(s), if any, of such event and use commercially reasonable efforts to promptly obtain the withdrawal of such order or ruling; in the case of a secondary offering by the Investor, the Investor will not (until further notice) effect sales thereof or deliver any prospectus in respect of such sale after notification by the Corporation to the Investor, under this Section 3.3(m);

(n)

use commercially reasonable efforts to qualify such Common Shares under the Securities Laws of such jurisdictions of Canada in which the Registration will be effected, and obtain such other governmental authorizations reasonably necessary to effect sales (provided that the Corporation will not be required to: (i) qualify generally to do business in any jurisdiction of Canada or any other jurisdiction in which it would not otherwise be required to qualify but for this Section 3.3(n); or (ii) consent to general service of process in any such jurisdiction in which it is not then so subject);

(o)

cause the senior officers and other representatives of the Corporation acceptable to the Investor, and the underwriter(s) or agent(s), on a reasonable basis, to be available for and participate in “road shows”, institutional investor meetings, and similar events to support the sale of the Common Shares subject to the offering; and

(p)	take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of the Investor under this Article 3.

Section 3.4 Underwriters’ Cutback.

(1)

If any Demand Registration involves an underwritten or agency offering and the lead underwriter(s) or agent(s) advises the Corporation and the Investor in writing that in its or their good faith reasonable judgment, the number of Common Shares that the Investor and the Corporation have requested to be included in such offering together with any other Common Shares to be included in such offering exceeds the number (the “Maximum Offering Size”) that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Shares offered or the market for the Common Shares, the Corporation shall include Common Shares in such qualification for distribution in the following priority to the extent possible, without causing the distribution to exceed the Maximum Offering Size:

(a)	first, such Common Shares requested to be qualified for distribution by the Investor; and

(b)

second, after allowing for the inclusion of all of the Common Shares required under Section 3.4(1)(a), as many of the Common Shares proposed to be qualified for distribution by the Corporation as part of the Demand Registration.

(2)

If any Piggyback Registration involves an underwritten or agency offering and the lead underwriter(s) or agent(s) advises the Corporation and the Investor in writing that in its or their good faith reasonable judgment, the number of Common Shares that the Corporation and the Investor has requested to be included in such offering exceeds the Maximum Offering Size, the Corporation shall include Common Shares in such qualification for distribution in the following priority to the extent possible, without causing the distribution to exceed the Maximum Offering Size:

(a)	first, such Common Shares the Corporation proposes to sell from treasury; and

(b)	second, after allowing for the inclusion of all of the Common Shares required under Section 3.4(2)(a), such Common Shares requested to be qualified for distribution by the Investor.

Section 3.5 Withdrawal.

The Investor shall be entitled to withdraw its request for inclusion of its Common Shares in any Demand Registration or Piggyback Registration by giving written notice to the Corporation of its request, provided that: (i) such request is made one Business Day prior to the execution of an engagement letter in respect of a Bought Deal or five Business Days prior to the execution of an underwriting agreement with respect to such offering; and (ii) such withdrawal is irrevocable and, after making such request, the Investor shall no longer have any right to include its Common Shares in the Demand Registration or Piggyback Registration pertaining to which the withdrawal was made.

Section 3.6 Expenses.

(1)

All expenses incurred in connection with a Demand Registration pursuant to Section 3.1, including: (i) fees payable to Canadian Securities Authorities; (ii) fees and expenses of compliance with Securities Laws; (iii) printing and copying expenses; (iv) messenger and delivery expenses; (v) expenses incurred in connection with any road show and marketing activities; (vi) fees and disbursements of counsel to the Corporation and the Investor; (vii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or “comfort” letter) and fees and expenses of any other special experts or advisors retained by the Corporation; (viii) translation expenses; and (ix) any other fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but excluding the Investor Expenses), shall be borne by the Investor.

(2)

All expenses incurred in connection with a Piggyback Registration pursuant to Section 3.2 (excluding underwriters’ discounts and commissions in respect of Common Shares to be sold by the Investor and fees and disbursements of counsel to the Investor, which shall be borne by the Investor (the “Investor Expenses”)), including: (i) fees payable to Canadian Securities Authorities; (ii) fees and expenses of compliance with Securities Laws; (iii) printing and copying expenses; (iv) messenger and delivery expenses; (v) expenses incurred in connection with any road show and marketing activities; (vi) fees and disbursements of counsel to the Corporation; (vii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or “comfort” letter) and fees and expenses of any other special experts or advisors retained by the Corporation; (viii) translation expenses; and (ix) any other fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but excluding the Investor Expenses), shall be borne by the Corporation.

Section 3.7 Agreement Regarding Compliance with Securities Laws.

If, in connection with a secondary offering as herein contemplated, in the reasonable opinion of counsel to the Corporation, it is necessary or appropriate in order to comply with any Securities Laws, the Corporation’s obligations under this Article 3 shall be conditional upon the Investor and any underwriter(s) or agent(s) participating in such public sale or distribution, executing and delivering to the Corporation an appropriate agreement, in a form reasonably satisfactory to counsel to the Corporation, that such Person will comply with all prospectus delivery requirements of all relevant Securities Laws and with stabilization, anti-manipulation and similar provisions of the relevant Securities Laws and will furnish to the Corporation information about sales made in such public sale or distribution.

Section 3.8 Preparation; Reasonable Investigation.

In connection with the preparation and filing of any preliminary prospectus, prospectus or similar document in connection with a secondary offering as herein contemplated, the Corporation will give the Investor and the applicable underwriter(s) or agent(s), if any, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall include therein such material, provided to the Corporation in writing, which in the reasonable judgment of counsel to the Investor, should be included and the inclusion of which is agreed upon by the Corporation, acting reasonably, and will give the Investor, and its underwriter(s) and agent(s), if any, and their respective counsel, such access to its books and records and such opportunities to discuss the business of the Corporation with its officers and auditors and other experts as shall be necessary in the opinion of the Investor, such underwriter(s) or agent(s) and their respective counsel, and to conduct all due diligence as the Investor, such underwriter(s) or agent(s) and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by the Securities Laws and in order to enable such underwriter(s) or agent(s) to execute the certificate required to be executed by them in Canada for inclusion in each such document.

Section 3.9 Indemnification.

(1)

In connection with any secondary offering as herein contemplated, to the extent permitted by Laws, the Corporation shall indemnify and hold harmless the Rio Tinto Group and each of their respective directors, officers, employees and agents (collectively, the “Corporation Indemnified Parties”) from and against all losses (other than losses of profit in connection with the distribution of the Common Shares), penalties, judgments, suits, costs, claims, damages, liabilities and expenses whatsoever (including reasonable legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, incurred, arising out of or based upon: (a) any untrue or alleged untrue statement of material fact contained in any preliminary prospectus or prospectus or any amendment thereof or supplement thereto, including all documents incorporated therein by reference; (b) any omission or alleged omission of a material fact required to be stated therein or necessary to make any statement therein not misleading; or (c) any non-compliance by the Corporation with applicable Securities Laws in connection with a Demand Registration or a Piggyback Registration and the offering of securities effected thereunder; provided that the Corporation shall not be liable under this Section 3.9(1) for any settlement of any action effected without its written consent, which consent shall not be unreasonably withheld or delayed; and provided further that the indemnity provided for in this Section 3.9(1) shall not apply to any loss, penalty, judgment, suit, cost, claim, damage, liability or expense to the extent incurred, arising out of, or based upon an untrue statement or omission of material fact or alleged untrue statement or omission of material fact made in reliance upon and in conformity with written information provided to the Corporation by the Investor for use in the prospectus. This indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Investor and regardless of any indemnity agreed to in an underwriting agreement that is less favourable to the Investor.

(2)

In connection with any secondary offering as herein contemplated, to the extent permitted by Laws, the Investor shall indemnify and hold harmless the Corporation, each of its affiliates and subsidiaries and their respective directors, officers, employees and agents and underwriters or agents, their officers and directors and each person who controls such underwriters or agents who participates in such secondary offering (collectively, the “Investor Indemnified Parties”), from and against all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses whatsoever (including reasonable costs of investigation and legal fees and expenses and any indemnity and contribution payments made to underwriters), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, incurred, arising out of or based on: (a) any untrue or alleged untrue statement of material fact contained in any preliminary prospectus or prospectus or any amendment thereof or supplement thereto, including all documents incorporated therein by reference caused by information relating solely to the Investor provided to the Corporation in writing by the Investor for use in the prospectus; or (b) any omission or alleged omission to state in any such document a material fact relating to the Investor required to be stated therein or necessary to make any statement therein not misleading; provided that the Investor shall not be liable under this Section

3.9(2) for any settlement of any action effected without its written consent, which consent shall not be unreasonably withheld or delayed; and provided further that the indemnity provided for in this Section 3.9(2) shall not apply to any loss, claim, damage, liability or expense to the extent arising out of an untrue statement or omission or alleged untrue statement or omission contained in any prospectus relating to the secondary offering if any underwriter or agent failed to send or deliver a copy of the prospectus to the Person asserting such losses, liabilities, claims, damages or expenses on or prior to the delivery of written confirmation of any sale of securities covered thereby to such Person in any case where such prospectus corrected such untrue statement or omission. In no event shall the liability of the Investor under this Section 3.9(2) be greater in amount than the dollar amount of the proceeds from the sale of Common Shares in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by the Investor under Section 3.11 and any amounts paid by the Investor as a result of liabilities incurred under the underwriting or agency agreement, if any.

(3)

Notwithstanding any other provision of this Article 3, should the Investor not agree to the indemnification set out in Section 3.9(2), the Corporation shall not be required to qualify the Investor’s Common Shares in the Demand Registration or the Piggyback Registration in respect of which the Investor does not agree to provide such indemnification.

Section 3.10 Defence of the Action by the Indemnifying Parties.

Each Corporation Indemnified Party and Investor Indemnified Party, as applicable, (collectively, the “Indemnified Parties”) will give notice to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the omission to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party pursuant to the provisions of this Article 3 except to the extent of the damage or prejudice suffered by such delay in notification. The Indemnifying Party will assume the defence of such action, including the employment of counsel to be chosen by the Indemnifying Party to the reasonable satisfaction of the Indemnified Party, and the payment of expenses. The Indemnified Party will have the right to employ its own counsel in any such case, but the legal fees and expenses of such counsel will be at the expense of the Indemnified Party, unless the employment of such counsel is authorized in writing by the Indemnifying Party in connection with the defence of such action, the Indemnifying Party shall not have employed counsel to take charge of the defence of such action, or the Indemnified Party reasonably concludes, based on the opinion of counsel, that there may be defences available to it or them which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defence of such action on behalf of the Indemnified Party); in any of which events the reasonable fees and expenses will be borne by the Indemnifying Party. The Indemnifying Party, in the defence of any such claim or litigation, will not, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

Section 3.11 Contribution.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for pursuant to Section 3.9 is due in accordance with its terms but is, for any reason, held by a court to be unavailable from an Indemnifying Party on grounds of policy or otherwise, each Indemnifying Party and Indemnified Party shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Common Shares), costs, damages, fines, penalties and expenses (including, without limitation, legal fees, charges and disbursements on an as between a solicitor and his own client basis incurred in connection with investigation or defence of the same) to which they may be subject or which they may suffer or incur in such proportion as is appropriate to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statements, commissions or omissions or other matters which resulted in such liabilities, claims, demands, losses, costs, damages, fines, penalties or expenses as well as any other relevant equitable considerations. The Indemnifying Parties and the Indemnified Parties hereto agree that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 3.11.

Section 3.12 U.S. Registration Rights.

If the Corporation proposes to file a registration statement for the distribution of Common Shares to the public in the United States, the Parties shall, prior to such distribution taking place, supplement this Agreement so as to provide the Investor with registration rights enabling the distribution of Common Shares to the public in the United States that are substantially equivalent to the registration rights provided under this Agreement, including demand registration rights and piggyback registration rights upon terms and conditions substantially equivalent to the demand registration rights and piggyback registration rights granted hereunder (with the necessary modifications to reflect differences in securities laws and process), and provisions relating to payment of expenses and indemnification and contribution substantially equivalent to the terms set forth in this Agreement.

Section 3.13 Termination of Rights.

The rights set forth in this Article 3 shall terminate upon the earlier of: (a) the Investor’s Ownership Percentage falling below 8.0%; and (b) the date that is 18 months following the Subscription Closing Date; provided, however, that the Corporation and the Investor may mutually agree to extend the 18 month period referred to in (b) above by such additional period of time as may be agreed in writing between the Corporation and the Investor.

ARTICLE 4

SUBSCRIPTION RIGHTS

Section 4.1 Subscription Rights.

(1)

At any time and from time to time after the Subscription Closing Date, if the Corporation issues any Common Shares or Convertible Securities (the “New Securities”) to a Third Party, then the Corporation shall offer to the Investor the opportunity (directly or through an affiliate) to subscribe, and the Corporation hereby grants the Investor the right to subscribe, for such number of securities (the “Offered Securities”) of the same class as (or otherwise having attributes identical to) the securities comprising the new issue such that the ratio that the Offered Securities bears to the sum of the New Securities and the Offered Securities is the same as the ratio that (i) the aggregate of the Common Shares then owned by or over which control or direction is exercised by the Investor (calculated on a non-diluted basis), bears to (ii) all Common Shares then outstanding (calculated on a non-diluted basis).

(2)

Such Offered Securities shall be offered and, if applicable, issued to the Investor on the same terms and conditions (including price) as the terms and conditions on which the New Securities are to be or were issued to the Third Party; provided that, if the structure of the offering of the New Securities does not permit (or does not practically permit, including with respect to the time periods contemplated or otherwise) the Investor to participate directly, then such Offered Securities may be offered by way of a separate concurrent private placement to the Investor or by way of a separate private placement to the Investor completed as soon as practicable thereafter, but in accordance with the time periods set out in Section 4.2.

Section 4.2 Subscription Rights Process.

(1)

Any offer required to be made under Section 4.1 shall be made by written notice to the Investor in accordance with Section 9.2, referencing Section 4.1 and specifying the number and class of securities offered, the subscription price, and other relevant terms and conditions. Such notice shall also specify the period within which the offer, if not accepted, will be deemed to have been declined. The period within which it must be accepted is (i) ten Business Days after the date of receipt of a notice, other than in connection with a Bought Deal, or (ii) subject to Section 4.2(3), within two Business Days after the date of receipt of a notice, in connection with a Bought Deal.

(2)

In response to any offer required to be made under Section 4.1, the Investor may elect to participate in such offer by providing a written notice to the Corporation within the acceptance period set forth in the notice under Section 4.2(1), which acceptance notice shall set forth the maximum amount of such offer for which the Investor wishes to subscribe.

(3)

Notwithstanding any other provision of this Article 4, if any offer is to be conducted on a Bought Deal basis, the Investor may, with the prior written consent of the Corporation (to be obtained prior to delivery of its acceptance notice), choose not to participate in the Bought Deal but instead elect, within ten Business Days after the date of receipt of an offer, to exercise its rights under this Agreement through a private placement to be completed concurrently with, or within three Business Days following, the completion of such Bought Deal.

(4)

The Investor and the Corporation shall use commercially reasonable efforts to complete the issuance of Common Shares or Convertible Securities issued to the Investor pursuant to the exercise of the right under Section 4.1 concurrently with the completion of the securities issuance related to the applicable exercise of such offer (or as soon as practicable thereafter); provided that in no event shall the Investor be required by the

Corporation to close any subscription for its respective portion of the issuance prior to 15 Business Days from the date of the acceptance of the offer by the Investor under Section 4.2(2); and provided further that the failure of the Investor to so subscribe within such period shall not in any way affect or impede the ability of the Corporation to complete the issuance of the New Securities to any Third Party at the end of such time period.

Section 4.3 Subscription Rights Exclusions.

(1)

Notwithstanding Section 4.1, the Corporation shall not be obligated to make an offer under or to otherwise comply with, and the Investor shall not have any right to acquire any securities pursuant to, Section 4.1, if the New Securities were issued pursuant to:

(a)	a rights offering that is offered to all shareholders holding Common Shares;

(b)

a share split, share dividend or any similar recapitalization of the Corporation; provided that the beneficial shareholders of the Corporation and the percentage ownership interest of each beneficial shareholder of the Corporation do not change as a result thereof;

(c)

issuances for compensatory purposes to directors, officers, employees of or consultants to the Corporation and its affiliates made after the Subscription Closing Date pursuant to a security based compensation plan of the Corporation that complies with the requirements of the Toronto Stock Exchange; or

(d)	an offering of Offered Securities made only to the Investor or any of its affiliates.

Section 4.4 Top-Up Rights.

(1)	Without limiting Section 4.1, at any time and from time to time after the Subscription Closing Date, the Corporation agrees that:

(a)

the Investor (directly or through an affiliate) shall have the right (the “Top-up Right”) to subscribe for and to be issued in connection with the issuance of Common Shares in connection with: (i) any equity-based compensation arrangements of the Corporation; and (ii) the conversion, exercise or exchange of Convertible Securities issued prior to or after the date of this Agreement (any, a “Dilutive Issuance”) up to such number of Common Shares that will allow the Investor to maintain or acquire up to the Investor’s Ownership Percentage that is the same as the Investor’s Ownership Percentage that the Investor would have had but for the Dilutive Issuance referenced in the Top-Up Notice (the “Top-up Shares”); and

(b)

the Top-up Right shall be exercisable from time to time following Dilutive Issuances that result in the reduction of the Investor’s Ownership Percentage by an aggregate of 1.0% or more (the “Top-up Threshold”). The Top-up Threshold shall be calculated by aggregating all Dilutive Issuances that occurred in each case from the later of: (i) the date of this Agreement; (ii) the date of the last Top-up Notice; and (iii) the date of completion of the last Top-up Offering.

(2)

Subject to Section 4.4(5), within five Business Days of the end of each three month period ending March 31, June 30, September 30 and December 31 during which one or more Dilutive Issuances occurred resulting in the Top-up Threshold being achieved, the Corporation shall deliver a written notice (a “Top-up Notice”) to the Investor containing the number of Convertible Securities converted, exercised or exchanged into Common Shares, and the total number of issued and outstanding Common Shares following such Dilutive Issuances and any other conversions, exercises and exchanges of Convertible Securities, in each case from the later of (A) the date of this Agreement, (B) the date of the last Top-up Notice, and (C) the date of completion of the last Top-up Offering.

(3)

If the Investor wishes to exercise the Top-up Right, the Investor shall give written notice to the Corporation (the “Exercise Notice”) of its intention to exercise such right and of the number of Top-up Shares the Investor wishes to subscribe for and purchase pursuant to the Top-up Right. The Investor shall deliver an Exercise Notice to subscribe to the Top-up Offering or issuance of Top-up Shares, within 15 Business Days after the date of receipt of a Top-up Notice, failing which the Investor will not be entitled to exercise the Top-up Right in respect of such issuance of Top-up Shares.

(4)

If the Investor delivers an Exercise Notice in accordance with Section 4.4(3), the Corporation shall in accordance with the provisions of this Section 4.4, promptly, and in any event within 30 days of the date on which the relevant Exercise Notice was delivered, complete an offering to the Investor of the number of Top-up Shares the Investor wishes to subscribe for pursuant to the Top-up Right, as specified in the Exercise Notice, at an offering price per Top-up Share equal to the Market Price on the date the Top-up Notice was delivered to the Investor (each, a “Top-up Offering”). For greater certainty, each Top-up Offering will be an offering of Common Shares.

(5)

Notwithstanding any other provision of this Article 4 to the contrary, if a Top-up Threshold is achieved, or is determined by the Corporation, acting reasonably, to be likely to occur prior to the date on which a record date for any meeting of shareholders is to be set, the Corporation shall deliver a Top-up Notice to the Investor at least 20 Business Days prior to such record date or such shorter period prior to such record date as may be agreed in writing between the Investor and the Corporation upon confirmation by the Corporation that it has all necessary authorizations and approvals to complete the Top-up Offering within such shortened period. If the Investor delivers an Exercise Notice in accordance with Section 4.4(3) or during such shortened notice period as may have been agreed between the Corporation and the Investor pursuant to this Section 4.4(5), in response to a Top-up Notice delivered pursuant to Section 4.4(2), the Corporation shall in accordance with the provisions of this Article 4, promptly, and in any event prior to declaring the record date for such shareholder meeting, complete a Top-up Offering to the Investor.

Section 4.5 Application of Securities Laws.

The Parties acknowledge that the transactions contemplated pursuant to this Article 4, including the issuance and resale of Common Shares and Convertible Securities, are subject to the Insider Trading Policy, applicable Securities Laws and the rules, policies and determinations of the Exchanges, which may impose restrictions on the issuance and resale of the securities acquired by the Investor hereunder. In particular, the Parties acknowledge that the transactions contemplated pursuant to this Article 4 may be subject to applicable Securities Laws regarding

“related party transactions”. Notwithstanding anything else in this Agreement, the Parties agree that, if as a result of complying with such Securities Laws, the time periods provided herein cannot be practicably complied with, such time periods shall be deemed not to apply to the applicable transaction and the Parties shall use commercially reasonable efforts to complete the transactions contemplated and intended to be carried out herein in as expeditious a manner as is practical in order to comply with such applicable Securities Laws.

Section 4.6 Termination of Rights.

The rights set forth in this Article 4 shall terminate on the Expiry Date.

ARTICLE 5

RESTRICTIONS ON TRANSFER AND SALE OF SECURITIES

Section 5.1 Restrictions on Transfer and Sale of Securities.

(1)

Subject to Section 5.1(2), for a period of 18 months after the Subscription Closing Date, if the Investor wishes to Transfer any Common Shares of which it owns (or over which it exercises control or direction over), directly or indirectly (the “Sale Shares”), the Investor shall notify the Corporation of its intention to Transfer the Sale Shares (the “Sale Notice”), which Sale Notice shall set out the minimum price that the Investor would be prepared to accept for the Sale Shares and any other terms and conditions of the disposition. The Corporation shall thereafter have the opportunity, until the sixtieth (60th) day following delivery of the Sale Notice, to identify one or more prospective purchasers of all, but not less than all, of such Sale Shares at the price specified in the Sale Notice (the “Buyer Identification Period”). If the Corporation identifies one or more prospective buyers, the Investor shall negotiate in good faith with the prospective buyer(s) the terms of such sale. If the Corporation fails to identify any prospective buyers within the Buyer Identification Period, the Investor does not approve of the prospective buyer(s) and/or the Investor is unable to agree to the terms of such sale with the prospective buyer(s), as applicable, the Investor shall be entitled to sell up to the number of Sale Shares set out in its Sale Notice, provided that such sale is completed within 45 days following expiry of the Buyer Identification Period.

(2)	Section 5.1(1) shall not apply in the case of a disposition by the Investor of Sale Shares:

(a)	in a private sale transaction with the prior written consent of the Corporation;

(b)

to an affiliate of the Investor, provided that prior to any such disposition, the affiliate agrees in writing (in the form attached as Schedule “B” to this Agreement) to be bound by the Investor’s obligations under this Agreement and provided that the Investor shall cause any such affiliates to comply with this Agreement on the same basis as the Investor and shall be liable for any breach thereof by any such affiliate; or

(c)

pursuant to a bona fide take-over bid by any Person (other than the Investor, any of its affiliates or any other Person jointly or in concert (within the meaning of applicable Securities Laws)), or in connection with a merger, business combination, amalgamation or arrangement that requires approval by holders of Common Shares and for which a circular has been delivered to the shareholders of the Corporation in accordance with Securities Laws.

Section 5.2 Standstill.

(1)	For a period of 18 months following the Subscription Closing Date, the Investor shall not, directly or indirectly, without the prior written consent of the Corporation:

(a)

acquire or agree to acquire, individually or jointly or in concert with any other person, any securities of the Corporation (including Convertible Securities), other than in connection with the exercise of the Investor’s rights pursuant to Article 4 of this Agreement;

(b)

make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any other person or entity with respect to the voting of, any voting securities of the Corporation;

(c)

engage in any discussions or negotiations with, enter into any agreement or submit a proposal for, or offer to acquire or announce an intention to offer to acquire or assist, advise or encourage any other person or entity to affect a take-over bid, tender or exchange offer involving the Corporation or any of its affiliates; or

(d)	otherwise act alone or jointly or in concert with others in connection with any of the foregoing,

provided that the foregoing restrictions shall cease to apply to the Investor: (A) upon a public announcement by the Corporation that it has agreed to a merger, business combination, amalgamation, arrangement or direct or indirect sale of all or substantially all of its assets with or to a Third Party which, if the transaction is successfully completed, will result in the shareholders of the Corporation holding less than 50.0% of the voting securities of the resulting corporation or entity (or its parent corporation or entity, if the resulting corporation or entity is to be a wholly-owned subsidiary of another corporation or entity after successful completion of the transaction); (B) upon the commencement or public announcement of a bona fide take-over bid for the common shares of the Corporation by a Third Party (or an affiliate of such Third Party); or (C) upon a public announcement by the Corporation that it has entered into an agreement with a Third Party pursuant to which the Corporation has agreed to a treasury issuance of securities, which if completed would result in the acquisition of Common Shares or Convertible Securities representing 9.9% or more of the then outstanding Common Shares (on a non-diluted basis) by any person or group of persons (other than the Investor, any affiliate of the Investor or any person acting jointly or in concert with any of them).

(2)

Notwithstanding Section 5.2(1), the Investor shall be permitted to make a confidential proposal (a “Proposal”) to the Board regarding any of the transactions or activities contemplated in Section 5.2(1), to enter into discussions or negotiations with the Board (or with one or more individuals designated by the Board for such purpose) with respect to the terms of any such Proposal and to enter into any agreement with the Corporation providing for the consummation of such Proposal; provided that the Investor shall not under any circumstances make any public disclosure of the making of or terms of such Proposal or agreement except with the prior written consent of the Corporation, which consent may be withheld by the Corporation in its sole discretion.

(3)

The Investor acknowledges that it is subject to restrictions imposed by Securities Laws on the purchase or sale of securities of an issuer while in the possession of material non-public information concerning that issuer, and on the communication of that information to any other Person.

ARTICLE 6

OTHER COVENANTS

Section 6.1 Voting Alignment.

For a period of 18 months following the Subscription Closing Date, the Investor shall: (a) agree to vote any Common Shares held by it in favor of each Director nominated and recommended by the Board for election at any meeting of shareholders of the Corporation; (b) abstain from voting or withhold the votes attached to any Common Shares held by it if any person is proposing to elect one or more individuals to the Board who are not nominees proposed by the Corporation’s management; and (c) agree to vote any Common Shares held by it in favor of the appointment of the Corporation’s independent auditor; provided, however, that the Investor shall not be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in the Investor’s sole discretion, with respect to any other matter, including without limitation the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Corporation, the sale of all or substantially all of the assets of the Corporation or any other change of control transaction involving the Corporation.

Section 6.2 Project Information and Access.

(1)

The Corporation shall provide the Investor with quarterly reports describing the progress, results and findings of the Study, including work and activities conducted, expenditure incurred, safety, environmental performance and any matters of circumstances which may result in material delay to the Study. The Corporation shall provide the Investor with access to the underlying data supporting the Study and shall ensure that the data is maintained in a single physical location or contemporaneously maintained on a server accessible to both the Corporation and the Investor.

(2)

Upon reasonable notice and provided it would not unreasonably interfere with the business and affairs of the Corporation, the Corporation agrees to provide the Investor and its representatives with reasonable access during regular business hours to: (a) the Project; and (b) all books, records, data and information relating to the Project in its possession and control.

(3)	The foregoing right of the Investor shall terminate on the Expiry Date.

Section 6.3 Study Results.

Following the Subscription Closing Date, the Corporation shall provide to the Investor a draft of any press release announcing the results of the Study, and shall consider, acting reasonably, any comments made by the Investor thereon; provided, however, that the Corporation shall not be required to provide such opportunity to comment in the event that, in the opinion of its outside legal counsel, the Corporation is required to make immediate disclosure of such results under Securities Laws. The foregoing right of the Investor shall terminate on the Expiry Date.

Section 6.4 Reporting Issuer Status and Listing of Common Shares.

The Corporation shall during the term of this Agreement use its commercially reasonable efforts to: (a) maintain the Corporation’s status as a “reporting issuer” not in default under the Securities Laws in each of the provinces and territories of Canada; and (b) maintain the listing of the Common Shares on the Exchanges or another stock exchange(s) acceptable to the Investor, acting reasonably; provided, however, that none of the foregoing covenants shall restrict or prevent the Corporation from engaging in or completing any transaction which would result in the Corporation ceasing to be a “reporting issuer” or the Common Shares ceasing to be listed on any of the Exchanges so long as the holders of Common Shares receive cash or securities of an entity which is listed on either of the Exchanges or the holders of the Common Shares have approved the transaction.

ARTICLE 7

DISPUTE RESOLUTION

Section 7.1 Disputes; Arbitration.

Any dispute, controversy, questions, disagreement or claim arising out of or relating to this Agreement, including any question regarding its existence, interpretation, validity, breach or termination of the business relationship created by it or the enforcement of rights and obligations hereunder, will be finally resolved by binding confidential arbitration administered by the ADR Institute of Canada, Inc. under its Arbitration Rules, as amended or supplemented by the provisions of this Article 7 (an “Arbitration”). The service of any notice, process, motion or any other document in connection with an Arbitration or any enforcement of any arbitration award may be made in the same manner that communications may be given under Section 9.2. The Arbitration will be conducted in the English language in the City of Vancouver, British Columbia with one arbitrator. Except as required under applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the parties to the Arbitration, save and except no consent is required for disclosure to professional advisors and tax authorities in connection with or as a result of an Arbitration.

Section 7.2 Injunctive Relief.

Any arbitrator appointed pursuant to Section 7.1 shall have the power to grant any legal or equitable remedy or relief available under the applicable law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. The Parties agree that any Party may have recourse to any court of competent jurisdiction to seek interim or provisional measures, including injunctive relief and pre-arbitral attachments or injunctions and any such request shall not be deemed incompatible with the agreement to arbitrate under this Agreement or a waiver of such right to arbitrate.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Section 8.1 Representations and Warranties of the Corporation.

The Corporation represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(a)

the Corporation is duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Corporation; and

(c)

this Agreement constitutes the valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

Section 8.2 Representations and Warranties of the Investor.

The Investor represents and warrants to the Corporation as follows and acknowledges and agrees that the Corporation is relying on such representations and warranties to enter into this Agreement:

(a)	the Investor is duly incorporated, validly existing and in good standing under the laws of Canada and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Investor; and

(c)

this Agreement constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Authority; Effect.

Each Party hereto represents and warrants to and agrees with each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the Parties hereto, or to constitute any of such Parties members of a joint venture or other association. The Corporation and its subsidiaries (jointly and severally), on the one hand, and the Investor, on the other hand, shall be liable for all obligations of each such Party pursuant to this Agreement.

Section 9.2 Notices.

Any notices, requests, demands, designations and other communications required or permitted pursuant to this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

(a)	If to the Corporation, to:

Western Copper and Gold Corporation

Suite 1200 – 1166 Alberni Street

Vancouver, British Columbia, Canada

V6E 3Z3

Attention:             Paul West-Sells

E-mail:                 pwest-sells@westerncopperandgold.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

Suite 2200, HSBC Building

885 West Georgia Street

Vancouver, British Columbia, Canada

V6C 3E8

Attention:             Jennifer Traub

E-mail:                 jtraub@cassels.com

(b)	If to the Investor, to:

Rio Tinto Canada Inc.

400-1190 Avenue des Canadiens-de-Montréal

Montréal, Quebec, Canada

H3B 0E3

Attention:             The Directors

E-mail:                 CompanySecretaryNotices@riotinto.com

with copies (which shall not constitute notice) to:

Rio Tinto Legal

4700 Daybreak Parkway

South Jordan, Utah, USA

84009

Attention:             Mark Hayes

E-mail:                 mark.hayes@riotinto.com

and

McCarthy Tétrault LLP

66 Wellington Street West

TD Bank Tower, Suite 5300

Toronto, Ontario, Canada

M5K 1E6

Attention:             Shea T. Small

E-mail:                 ssmall@mccarthy.ca

Unless otherwise specified herein, such notices or other communications shall be deemed to have been delivered (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day before 5:00 p.m. (Vancouver time), or if not delivered on a Business Day or after 5:00 p.m. (Vancouver time) on a Business Day, on the first Business Day thereafter and (iii) 2 Business Days after being sent by overnight courier. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other Party hereto.

Section 9.3 Determining Ownership Percentage.

For the purposes of this Agreement, in determining the Investor’s Ownership Percentage, any Common Shares issued as a result of a Dilutive Issuance shall be disregarded and the Investor shall be deemed to own the percentage of Common Shares it would have held at such time if such Dilutive Issuance had not occurred, unless and until the Corporation has delivered to the Investor a Top-up Notice in respect of such Dilutive Issuance and the Investor fails to provide an Exercise Notice within the time required, in which case, the Common Shares issued in connection with such Dilutive Issuance shall be counted.

Section 9.4 Termination and Effect of Termination.

(1)	This Agreement shall terminate and all rights and obligations hereunder shall cease to apply upon the earliest to occur of the following:

(a)	the Transfer of all of the Investor’s Common Shares in accordance with this Agreement; and

(b)

the later of: (a) the day upon which all of the Investor’s rights under Article 2 to Article 6 inclusive of this Agreement have terminated or expired; and (b) the day upon which the Investor’s Ownership Percentage is deemed to have fallen below 5.0% in accordance with Section 9.3.

(2)

Notwithstanding Section 9.4(1), the provisions of Article 7 and Article 9 shall survive any termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration expenses incurred prior to termination.

Section 9.5 Confidentiality.

(1)	Any information regarding a Party that:

(a)	has not become generally available to the public;

(b)	was not available to a Party or its representatives on a non-confidential basis before the date of this Agreement; or

(c)

does not become available to a Party or its representatives on a non-confidential basis from a Person who is not, to the knowledge of the Party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the Party or its representatives, will be kept confidential by each Party and shall constitute confidential information (the “Confidential Information”).

(2)

Each Party undertakes that it and its representatives will: (a) keep such Confidential Information strictly confidential; and (b) except with the prior written consent of the disclosing Party, not disclose to any third party any Confidential Information received from the disclosing Party; provided that any such information may be disclosed to those affiliates and representatives of the receiving Party who in each such case have a legitimate and verifiable need to know such information and who agree in writing or by the receiving Party’s written policies or protocols are required to keep such information confidential and to be bound by the terms of this Section 9.5 at least to the same extent as if they were Parties hereto. Notwithstanding any such agreement on the part of each such affiliate or representative, each Party shall ensure that its affiliates or representatives strictly observe the terms of this Section 9.5 and shall be liable for any breach of this Section 9.5 by any of its affiliates or representatives. Each Party shall fully inform each of its affiliates and representatives to whom Confidential Information is disclosed of all restrictions and requirements contained in this Section 9.5.

(3)

No Confidential Information may be released to third parties without the consent of the provider thereof, except that the Parties agree that they will not unreasonably withhold such consent to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents.

(4)

Upon request by the provider of the Confidential Information, the other Party will return to the provider, or destroy (subject only to normal course data back-up or archival processes), all documents, including any copies thereof, comprised in the Confidential Information provided by the provider, and the recipient of the Confidential Information will confirm in writing that all Confidential Information has been returned or destroyed (subject only to normal course data back-up or archival processes), as applicable, provided that one copy of the Confidential Information may be retained within a receiving Party’s legal department for liability defense purposes only. Notwithstanding any such return or destruction of any Confidential Information, Confidential Information, including, without limitation, any Confidential Information retained by a receiving Party, will continue to be subject to this Agreement. In addition, Confidential Information that has been prepared by either Party from publicly available information or from information not obtained pursuant to this Agreement may be retained by the Party that has prepared such information.

(5)

The foregoing confidentiality restrictions shall not prohibit a Party from using general geological inferences, interpretations or understanding which it has drawn from or in the course of the Project in the pursuit of any other business opportunity.

Section 9.6 Common Shares Subject to this Agreement.

The Investor agrees that it shall be bound by the terms of this Agreement with respect to all Common Shares held by it from time to time during the term of this Agreement.

Section 9.7 Permitted Transferees.

The rights of the Investor hereunder may only be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Common Shares to an affiliate of the Investor. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 9.7 will be effective unless the Person to which the assignment is being made, if not a Party to this Agreement at the time of the proposed assignment, has delivered to the Corporation a written acknowledgment and agreement in the form attached as Schedule “B” to this Agreement that such Person will be bound by and subject to the terms and conditions, and will be a Party to, this Agreement. The Investor may not assign or transfer this Agreement or any of the rights or obligations under it without the prior written consent of the Corporation, except as provided herein.

Section 9.8 Remedies.

Subject to Article 7, the Parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. Each Party hereto acknowledges that a breach or threatened breach by a Party of any provision of this Agreement may result in the other Party suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each Party agrees that the other Party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which it or any other party may become entitled, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. No delay of or omission in the exercise of any right, power or remedy accruing to either Party as a result of any breach or default by the other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 9.9 Amendments.

This Agreement may not be orally amended, modified, extended or terminated. This Agreement may be amended, modified, extended or terminated only by an agreement in writing signed by each of the Parties. Each such amendment, modification, extension or termination shall be binding upon each Party hereto.

Section 9.10 Waiver.

Except as expressly provided in this Agreement, no waiver of any provision or of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give such waiver and, unless otherwise provided in such written waiver, shall be limited to the specific provision or breach waived. No waiver by either Party hereto of any provisions or of any breach of any term, covenant, representation or warranty contained in this Agreement, in one or more instances, shall be deemed to be or construed as a further or continuing waiver of that or any other provision (whether or not similar) or of any breach of that or any other term, covenant, representation or warranty contained in this Agreement.

Section 9.11 No Third Party Rights.

The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer any third party beneficiary rights and this Agreement does not confer any such rights upon any third party (including any holders of securities of the Corporation) that is not a Party to this Agreement.

Section 9.12 Time of Essence.

Time is of the essence of this Agreement.

Section 9.13 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia (without giving effect to any conflict of laws principles thereunder) and the federal laws of Canada applicable therein.

Section 9.14 Further Assurances.

Each Party shall use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and to cause the Corporation or the Investor, as the case may be, to act in the manner contemplated by this Agreement.

Section 9.15 Independent Legal Advice.

The Parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. Further, the Parties acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

Section 9.16 Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties related to such matters, including the Original IRA. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

Section 9.17 Successors and Assigns.

This Agreement becomes effective only when executed by each of the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.

Section 9.18 Counterparts.

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by email or other electronic means is as effective as a manually executed counterpart of this Agreement.

Section 9.19 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic and substantive effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

WESTERN COPPER AND GOLD CORPORATION

By:
Name: Paul West-Sells
Title: President & Chief Executive Officer

By:
Name: Varun Prasad
Title: Chief Financial Officer

RIO TINTO CANADA INC.

By:
Name: Julie Parent
Title: Vice President & Secretary

Signature Page – Amended and Restated Investor Rights Agreement

SCHEDULE “A”

TECHNICAL AND SUSTAINABILITY COMMITTEE TERMS OF REFERENCE

Capitalized terms not otherwise defined in these Terms of Reference have the meaning set forth in the Amended and Restated Investor Rights Agreement between Western Copper and Gold Corporation (the “Issuer”) and Rio Tinto Canada Inc. (“Rio Tinto”) dated December [12], 2023 to which this document is attached as a schedule.

Formation and Purpose of the Technical Committee:

1.

These Terms of Reference are established for, and govern the conduct of, the Technical Committee. The purpose of the Technical Committee is to review and recommend all material technical and operational decisions on the Issuer’s Casino Project located in Yukon Territory, Canada.

Composition of the Technical Committee:

2.

The Technical Committee shall consist of such number of members (each, a “Member”) with Rio Tinto being entitled to appoint one Member, each other strategic investor being entitled to appoint one Member and the Issuer being entitled to appoint such number of members as will give the Issuer one more Member than the aggregate number of members appointed by Rio Tinto and each other strategic investor.

3.	Each Member shall have the right to appoint an alternate.

4.

The Technical Committee shall be chaired by a Member who is a nominee of the Issuer (the “Committee Chair”). The Committee Chair shall have the responsibility of running meetings of the Members (“Meetings”).

5.	All members shall be individuals and not corporate bodies and shall have appropriate scientific and/or technical experience and capability.

Meetings

6.	The Technical Committee shall meet at least quarterly or more frequently if required and to the extent practicable four (4) weeks before meetings of the Board.

Governance of the Technical Committee:

7.

Quorum for a Meeting shall be at least one Issuer appointee, one Rio Tinto appointee and one appointee from each other strategic investor, all of whom shall be present throughout the meeting in person or in accordance with paragraph 9.

8.

At least ten (10) Business Days’ notice shall be given before each Meeting. Any notice of a Meeting must specify in reasonable detail the purpose of the Meeting and the agenda of items to be discussed at each meeting shall be determined by the Committee Chair in consultation with the Members. Each Member may waive notice of a Meeting (with attendance by a Member at the Meeting to be deemed a waiver of notice).

9.	Members shall be permitted to participate in all Meetings by means of telephone conference, video conference or other communications facility.

10.

The Members of the Technical Committee may, when it is relevant to the issues to be discussed, invite technical and/or operational staff of the Issuer and/or Rio Tinto (including Rio Tinto’s secondees to the Project) (as applicable) to attend meetings of the Technical Committee from time to time.

11.

The Technical Committee may modify these terms of reference to, amongst other things, modify operating procedures and schedules and manner of meetings, such modifications of these terms of reference to be subject to approval by the Board.

Responsibilities of the Technical Committee:

12.	The Technical Committee shall be responsible for:

(a)	Reviewing the progress and results of the Study and implementation of the Scope of Work (as defined in the Subscription Agreement);

(b)	Reviewing and monitoring the technical and operational decisions relating to the Casino Project;

(c)	Reviewing and monitoring the health, safety, environmental and community social performance (HSEC) matters related to the Project; and

(d)	Acting in an advisory capacity to assist the Board to deal with any technical and/or operating issues (including HSEC) which arise from time to time.

13.

Notwithstanding the foregoing, the Technical Committee’s role is advisory in nature only and final approval in respect of all matters related to technical decisions for the Casino Project rests with the Board.

SCHEDULE “B”

FORM OF ASSUMPTION AGREEMENT

TO:

The Parties to the Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) dated December [12], 2023 by and between Western Copper and Gold Corporation and Rio Tinto Canada Inc., and any subsequent or replacement Parties thereto.

WHEREAS the undersigned (the “New Shareholder”) proposed to acquire                                          common shares of Western Copper and Gold Corporation (the “Subject Shares”) from _____________________ (the “Existing Shareholder”) and, as a condition precedent to such acquisition, is required to execute and deliver this Assumption Agreement pursuant to Section 9.7 of the Investor Rights Agreement.

NOW THEREFORE this agreement witnesses that, in consideration of the provisions set out below, the acquisition of the Subject Shares, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the New Shareholder hereby agrees as follows:

1.	Any expression capitalized herein for other than grammatical purposes and not defined herein shall have the meaning set out in the Investor Rights Agreement.

2.

The New Shareholder hereby consents to the terms and conditions of the Investor Rights Agreement and agrees to assume all of the obligations of the Existing Shareholder thereunder and to be subject to all of the restrictions to which the Existing Shareholder is subject thereunder, in each case as though the New Shareholder was the Existing Shareholder and had been an original signatory to the Investor Rights Agreement.

3.

The New Shareholder confirms that it has executed this agreement voluntarily after having had the opportunity to seek independent legal advice and that it fully appreciates the nature, extent and consequences of this agreement and the Investor Rights Agreement.

4.	The New Shareholder hereby acknowledges receipt of a copy of the Investor Rights Agreement.

5.

This agreement shall enure to the benefit of the Parties and their respective heirs, executors, administrators, legal personal representatives, successors (including, without limitation, any successor by reason of amalgamation of any Party) and permitted assigns. Neither this agreement nor any rights or obligations hereunder shall be assignable by any Party except pursuant to the provisions of the Investor Rights Agreement.

DATED the              day of                     ,                   .

(Witness)                                                             (New Shareholder)